Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement of our report dated April 14, 2023 relating to the consolidated financial statements of Cibus Global, LLC (the “Company”), which is contained in that proxy statement/prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.

/s/ BDO USA, LLP

San Diego, California

April 14, 2023